Cheetah Oil & Gas Limited

October 24, 2008

BY FAX AND EDGAR

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549-7010
USA

Attention:	Karl Hiller
Branch Chief

Dear Sirs:

Re:	Cheetah Oil & Gas Ltd.
Form 10-KSB for Fiscal Year Ended December 31, 2007
Filed May 15, 2008
Form 10-Q for Fiscal Quarter Ended March 31, 2008
Filed May 20, 2008
Form 10-Q for Fiscal Quarter Ended June 30, 2008
Filed August 14, 2008
File No. 000-26907

In connection with your comment letter dated September 25, 2008, Cheetah Oil & Gas Ltd. (the “Company”) acknowledges that:

1.	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

CHEETAH OIL & GAS LTD.

Per:	/s/ Georgina Martin

Georgina Martin
Chief Financial Officer

Box 172, Station A, Nanaimo, BC V9R 5K9	Phone: 250-714-1101	Fax: 250-714-1186